Exhibit 99.1

For immediate release

Zonagen Provides Update for European Study of Progenta in Women with Uterine Fibroids

     THE WOODLANDS, Texas—Sept. 14, 2004—Zonagen, Inc. (Nasdaq:ZONA — News; PCX:ZNG) today announced that all thirty patients have been enrolled and have completed initial dosing and initial safety assessment in the Company’s study of Progenta™ for the oral treatment of women with uterine fibroids. The study was initiated on June 29, 2004. The study is being conducted in Warsaw, Poland.

     The study has completed enrollment of 30 women diagnosed with uterine fibroids. The women have been referred to the trial by several gynecological practices in Warsaw. They have been randomized into one of five parallel groups; placebo, three different doses of Progenta™, and a positive control group consisting of Lupron®, an approved gonadotropin releasing hormone agonist (“GnRHa”). GnRHa’s are the current gold standard of drug therapy for the indication and used most frequently prior to hysterectomy. The placebo and Progenta™ groups have been blinded. The study has consisted of three phases. Day 1 dosing has been followed for both initial safety and pharmacokinetics. Following a one week washout and safety assessment, which has been completed, women will take the drug for an additional 30 days after which time they will be readmitted into the clinic to evaluate steady state pharmacokinetics, effects on fibroid size, bone mineral density and hemoglobin. At that time, women may elect to switch to the GnRHa for the duration of the study. At the end of the study, women on Progenta™ will be evaluated for changes in bone mineral density, hemoglobin levels and fibroid size and compared against the changes experienced by the positive control group dosed with a GnRHa.

     As of September 14th, the first cohort of eight women, consisting of six women double blinded on three doses of Progenta™ or placebo and two women on an open label GnRHa have completed the thirty day chronic exposure to Progenta™ or Lupron®. None of the women in the double blinded portion of this cohort have elected to switch to Lupron®. Furthermore, none of the women in the study, both those that have received the drug for thirty days and those that have received the acute dose, have experienced any side effects of note or changes in clinical chemistry. To date, the drug has been well tolerated. Though the data is still blinded, some of the women in the blinded portion of the study have experienced reduction in fibroid size, as measured by ultrasound, numerically equivalent to or superior to the GnRHa. It should be cautioned that this data is still unblinded, and that the effects of a GnRHa, which is approved for this indication, are best evaluated after at least three months of dosing.

     The Company believes it may have reportable data from the trial by year-end 2004. Zonagen has also engaged a clinical research organization (“CRO”) to prepare for a pre-IND meeting it plans to hold with the Food and Drug Administration (“FDA”) later this year to discuss a U.S. program for Progenta™. At a later date, Zonagen also plans to test the potential of Progenta™ in the treatment of endometriosis as well as breast cancer. The safety data from this first study should be directly applicable to both future programs.

The study that Zonagen is undertaking is being conducted incorporating Good Clinical Practice (“GCP”) guidelines and has been contracted with a U.S. clinical research organization. This study is the first human experience for Progenta™. Several animal studies, including a long-term (9-month) primate study, have been previously conducted exploring both the safety and activity of the drug. The compound was one of several compounds licensed from the National Institutes of Health (“NIH”) in 1999 and was selected as a lead candidate following numerous studies conducted by both the NIH and Zonagen.

     Uterine fibroids are common benign tumors of the uterus. They grow from the muscular wall of the uterus and are made up of muscle and fibrous tissue. In some women, uterine fibroids may cause heavy bleeding, pelvic discomfort and pain, and create pressure on other organs. These symptoms may require treatment. It is believed that as many as 70% of all women have uterine fibroids. While the majority usually have no symptoms, 1 in 4 usually end up with symptoms severe enough to require treatment. In the United States, roughly 600,000 hysterectomies are performed annually. Of these, a third or more are due to uterine fibroids. The medical expenses associated with hysterectomies account for over five billion dollars of annual spending.

     ABOUT ZONAGEN

     Zonagen is engaged in the development of pharmaceutical products that address diseases and conditions associated with the human reproductive system.

     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to Zonagen’s ability to have success in the clinical development of its technologies including Androxal™ and Progenta™, uncertainty relating to Zonagen’s patent portfolio and competing patents, Zonagen’s ability to raise additional capital on acceptable terms or at all, the reliability of clinical trials conducted in non-U.S. jurisdictions, manufacturing uncertainties related to Progenta™, the Company’s ability to remain listed on Nasdaq, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, and such other risks identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
Zonagen, Inc., The Woodlands
Joseph S. Podolski, 281-719-3447